CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
PHUNWARE, INC.

Phunware, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Corporation is Phunware, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 26, 2018.

2. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation of the Corporation (the “Charter”).

3. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

4. Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE IV. Section C. “Common Stock” is hereby amended to add the following:

“4. Effective as of 5:00 p.m. Eastern Time on February 26, 2024 (the “Effective Time”), each 50 shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). There shall be no fractional shares issued in connection with the Reverse Stock Split. A holder of record of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive one full share. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock ( an “Old Certificate”) that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests described above.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed as of the date set forth below.

February 23, 2024	PHUNWARE, INC.

/s/ Michael Snavely
Michael Snavely
Director and Chief Executive Officer